Exhibit 99.1

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

Rule 10b5-1 Sales Plan, Client Representations, and Sales Instructions

David Blundin, individually, and David Blundin as Manager of, and on behalf of, Recognition Capital, LLC, and David Blundin, as Managing Member of Link Management LLC, general partner of and on behalf of, Link Ventures LLLP, (each a “Seller” and collectively, the “Sellers”), as of the date below, establish this Sales Plan (“Plan”) in order to sell shares of the Class A common stock (“Shares”) of EverQuote, Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Sellers request that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.	Sales Instructions for Sales/Exercise and Sale of Employee Stock Options

1.1 For securities other than stock options, including, but not limited to, long shares, restricted stock awards and performance share awards, you are authorized to execute transactions in accordance with the attached SEC Rule 10b5-l Sales Instruction and Notice Provision – Annex (“Sales Instruction”) with respect to the security type “Shares”.

1.2 For employee stock options, you are authorized to exercise my options and sell the underlying Shares in accordance with the Sales Instruction with respect to the security type “ESOP”.

For purposes of this Section 1.2:

1.	Merrill Lynch will not exercise any stock option unless its exercise price is less than the market price of the underlying Shares.

2.

To the extent that the exercise price and any withholding tax relating to the exercise of a stock option and sale of the underlying Shares under this plan are to be paid from the proceeds of such exercise and sale, Merrill Lynch will deduct from the proceeds of each stock option exercised and the underlying Shares sold the sum of the exercise price and any withholding tax. The resulting amount will be then remitted to the Issuer.

3.

After remitting payment to the Issuer for the applicable exercise price and withholding tax pursuant to 1.2.2, supra, any commissions and/or fees due and payable to Merrill Lynch shall be deducted from the proceeds of such exercise and sale and paid to Merrill Lynch.

4.	Check which of the following apply:

☐	The Issuer of the Shares has executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees.

☒

The Issuer of the Shares has not executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees and therefore Seller hereby agrees to and authorizes the following:

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

In connection with the exercise of Seller’s employee stock options under the Plan Seller authorizes and instructs the Issuer to register or cause its agent(s) to register, the Shares to be issued upon the exercise of Seller’s stock option(s) in the name of Merrill Lynch (or its designated nominee), which is Seller’s agent and nominee (or in the event that is not permissible, in my name).

Seller also authorizes and instructs the Issuer to deliver, or cause its agent(s) to deliver within standard settlement period, the Shares issued pursuant to the stock option exercise to Merrill Lynch in exchange for funds from Merrill Lynch representing the exercise price (plus any applicable taxes).

Seller cannot revoke or rescind this authorization and instruction under any circumstance while the Plan is in effect. Seller hereby grants a security interest to Merrill Lynch in the Shares to be issued pursuant to the exercise of Seller’s employee stock option(s). This security interest will not terminate even if the securities are delivered to Seller contrary to these instructions.

1.3 With respect to the Shares to be sold under this Plan, including but not limited to Shares to be issued pursuant to the vesting or exercise of an equity award such as the vesting of restricted stock units or the exercise of a stock option, Seller agrees that Seller is responsible for any and all dividends, rights or payments of any kind that are or may become payable to any purchaser of the Shares sold under this Plan prior to the registration of the Shares in the name of Merrill Lynch or its nominee and, if Seller is holding all or some of these Shares, Seller agrees that Seller shall not be entitled to such dividends, rights or payments prior to the issuance of the Shares. Seller agrees to pay or deliver to Merrill Lynch upon demand, any and all funds, securities, dividends or distributions due to it, if, for any reason, the Shares to be issued and sold under this Plan are not promptly delivered to Merrill Lynch.

2.	Execution, Average Pricing and Pro Rata Allocation of Sales

Seller agrees and acknowledges that:

2.1 If my order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, my order shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. This provision shall only apply to orders handled by a Merrill Lynch trading desk.

2.2 Merrill Lynch may execute Seller’s order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate Seller’s order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

2.3 When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3.	Stock Splits/Reincorporation/Reorganizations

3.1 In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be adjusted proportionately.

3.2 In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be sold will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrill Lynch of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be sold.

3.3 In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4.	Account Credit

In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided for in Section 1 (or Section 7, if applicable) of the Plan, upon Merrill Lynch’s knowledge of such event, Merrill Lynch shall exercise stock options (if applicable) and sell Shares that should have been sold as soon as reasonably practicable, and will credit Seller’s account as if such sale had been executed as instructed in Section 1 (or Section 7, if applicable).

5.	Compliance with Rule 144 and Rule 145

5.1 Each Seller understands and agrees that if a Seller is an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

5.2 Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations unless a Seller has notified Merrill Lynch in advance in writing of additional sales that must be aggregated with sales under the Plan for purposes of the volume limitations.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

5.3 Pursuant to Section 5.2 above, the Sellers agree not to take any action or to cause any other person or entity to take any action that would require a Seller to aggregate sales of Shares pursuant to Rule 144 with sales of Shares under the Plan without giving advance written notice of such action and confirming any such sales to Merrill Lynch and the Sellers agree not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

5.4 Check the following that applies:

☐ Each Seller will complete and file with the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) any Forms 144 necessary to effect sales under the Plan.

☒ Each Seller requests and authorizes Merrill Lynch to complete and file with EDGAR on behalf of each Seller any Forms 144 necessary to effect sales under the Plan.

5.5 The Sellers represent and warrant that each Seller has an account with EDGAR for filing Form 144 for sales of Shares under this Plan and each Seller agrees to maintain this account with EDGAR for the term of this Plan so that Form 144 may be filed for sales of Shares under this Plan. If the Sellers requested above that Merrill Lynch complete and file with EDGAR Form 144, each Seller has provided Merrill Lynch, or will provide Merrill Lynch prior to any sale of Shares, Seller’s EDGAR access codes (i.e., EDGAR account number (CIK) and CIK Confirmation Code (CCC)) and the Issuer’s EDGAR account number (CIK). Each Seller acknowledges the use of each Seller’s signature in typed form on the Forms 144 to be completed and filed by Merrill Lynch with EDGAR and agree to the use in such Forms 144.

5.6 If a Seller intends not to file, or fails to timely file, Form 144 with EDGAR for sales of Shares under this Plan or a Seller intends not to maintain the Seller’s account with EDGAR so that Form 144 may not be filed, Seller agrees to immediately notify Merrill Lynch so that sales of Shares under this Plan may be suspended or corrected, as applicable.

5.7 If appropriate, the Sellers understand and agree that each Seller, or Merrill Lynch as applicable, will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.

5.8 A Form 144 shall be filed by each Seller, or Merrill Lynch as applicable, for all applicable sales pursuant to this Plan and shall indicate that the sales are made pursuant to this Plan, including the Plan adoption date. Each Seller acknowledges and agrees that by indicating the Plan adoption date on the Form 144 and signing and filing the Form 144 on behalf of a Seller that, as of the Plan adoption date, each Seller represents Seller does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

6.	Representations, Warranties and Covenants

In consideration of Merrill Lynch accepting orders to sell securities under this Plan, the Sellers make the following representations, warranties and covenants:

6.1 At the time of adoption of this Plan,

(Please check the box below that applies to you. Your selection will impact the cooling-off period under Rule 10b5-1(c) that applies to your sale of Shares):

☒ A Seller is a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer.

☐ The Sellers are not a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer.

6.2 On the date of adoption of this Plan,

1. Each Seller is not aware of any material nonpublic information about the Shares or Issuer;

2. Each Seller is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; and

3. Each Seller is adopting the Plan in compliance with the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).

6.3 The Plan complies with the requirements of Rule 10b5-1(c)(1)(ii)(D)(2). Except for the trading plans dated September 5, 2023, each Seller has no other outstanding contract, instruction, or plan that would qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of Issuer securities, including Shares, on the open market (“Other Plan”) except for a contract, instruction, or plan providing for an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (“Eligible Sell-To-Cover Plan”). While this Plan is in effect, the Sellers will not enter into an additional Other Plan other than an (i) Eligible Sell-To-Cover Plan and (ii) one later commencing contract, instruction, or plan as defined under Rule 10b5-1(c)(1)(ii)(D)(2).

6.4 If this Plan is a single trade arrangement as defined in Rule 10b5-1(c)(1)(ii)(E) (“Single Trade Plan”), each Seller has not entered into a Single Trade Plan during the prior 12-month period except for an Eligible Sell-To-Cover Plan.

6.5 Each Seller has consulted with legal counsel and other advisors in connection with the Seller’s decision to enter into the Plan and has confirmed that the Plan meets the criteria set forth in Rule 10b5-1. The Sellers have not received or relied on any representations by Merrill Lynch regarding the Plan’s compliance with Rule 10b5-1.

6.6 The Sellers have provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

6.7 Each Seller owns all Shares that are applicable to such Seller and subject to the Plan free and clear of liens or encumbrances of any kind, and/or each Seller will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan. Each Seller will own any Shares acquired under employee stock options exercised pursuant to the Plan and applicable to such Seller free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrill Lynch. There are no restrictions imposed on the Sellers, the Shares or the Issuer that would prevent Merrill Lynch or the Sellers from complying with the Plan.

6.8 While the Plan is in effect, except as provided in the Plan, the Sellers will not engage in offsetting or hedging transactions in violation of Rule 10b5-1; and the Sellers will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by a Seller.

6.9 While the Plan is in effect, the Sellers will not disclose to any employee of Merrill Lynch, including the Sellers’ Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

6.10 Each Seller will act in good faith with respect to the Plan, including not attempting to exercise any influence over how, when or whether to effect sales of Shares.

6.11 The Plan does not violate the Issuer’s insider trading policies.

6.12 Subject to Section 5, each Seller agrees to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

6.13 As to delivery requirements:

1.

For securities other than stock options, prior to the date of execution of any sales specified under the Plan, each Seller agrees to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan for such Seller, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on behalf of such Seller.

2.

For employee stock options, the number of options granted to a Seller by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold under the Plan. The Sellers agree to provide to Merrill Lynch all necessary documentation, properly executed, to effect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.

3.	the Sellers agree that Merrill Lynch’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

6.14 The Sellers agree to inform Merrill Lynch as soon as possible of any of the following:

1.

any subsequent restrictions imposed on a Seller due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or a Seller from complying with the Plan, and

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

7.	Suspension

7.1 Sales pursuant to Section 1 above shall be suspended where:

1.

Merrill Lynch determines that a suspension, halt or delay of trading of Shares on securities exchanges, alternative trading systems, and other markets it accesses to sell Shares (each a “Trading System”) prevents Merrill Lynch from selling Shares under this Plan, such as when there is a market-wide regulatory halt or delay. For the avoidance of doubt, if there is a non-regulatory halt or delay of trading on a Trading System, such as a halt or delay of trading due to a systems issue specific to that Trading System, Merrill Lynch may sell Shares under this Plan on another Trading System that is not affected by the halt or delay;

2.	there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.	Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

4.

Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or a Seller (including without limitation, Regulation M);

5.

Merrill Lynch is notified in writing by the Issuer that in the case of Shares being sold that will be acquired pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

7.2 Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an event described in 7.1.4 or 7.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an event described in 7.1.1, 7.1.2 or 7.1.3 above.

7.3 Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan. In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

7.4 Merrill Lynch is released from all liability in connection with any suspension of sales pursuant to this Section 7, including, but not limited to, liability for the expiration of stock options or loss of market value.

8.	Termination

The Plan shall terminate on the earliest to occur of the following:

8.1 the Plan End Date listed in the Sales Instruction;

8.2 the completion of all sales contemplated in Section 1 of the Plan;

8.3 A Seller’s or Merrill Lynch’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) a Seller has not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) a Seller has made misstatements in my representations or warranties in Sections 5 or 6, above;

8.4 receipt by Merrill Lynch of written notice from the Issuer or a Seller of: (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

8.5 receipt by Merrill Lynch of written notice of a Seller’s death or legal incapacity; or

8.6 receipt by Merrill Lynch of written notice of termination from a Seller with written acknowledgement of the termination from the Issuer.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

9.	Indemnification

9.1 Each Seller agrees to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates (the “Merrill Lynch Group”) from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch’s actions taken in compliance with the Plan except to the extent such claims, losses, damages or liabilities are caused by the gross negligence or willful misconduct of the Merrill Lynch Group, any breach by a Seller of the Plan, or any violation by a Seller of applicable federal or state laws or regulations. This indemnification shall survive termination of the Plan.

9.2 Merrill Lynch agrees to indemnify and hold a Seller harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrill Lynch’s gross negligence or willful misconduct in connection with the Plan (including the gross negligence or willful misconduct of any member of the Merrill Lynch Group performing services for Merrill Lynch under the Plan).

10.	Modification and Amendment

The Plan, including the Sales Instruction, may be modified or amended only upon (a) the written agreement of the Sellers and Merrill Lynch; (b) the receipt by Merrill Lynch of written confirmation signed by the Sellers to the effect that the representations, warranties and covenants contained in Sections 5 and 6 above, are true as of the date of such written confirmation; and (c) the receipt by Merrill Lynch of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation.

11.	Counterparts

The Plan may be signed in counterparts, each of which will be an original. A signed copy of this Plan delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Plan.

12.	Entire Agreement

The Plan, including the representations, warranties and covenants in Sections 5 and 6, constitutes the entire agreement between the Sellers and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13.	Governing Law

This Plan will be governed by and construed in accordance with the laws of the State of New York.

Recognition of the U.S. Special Resolution Regimes Applicable to a Non-U.S. Domiciled Client.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

In the event that Merrill Lynch becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Merrill Lynch of this Plan, and any interest and obligation in or under this Plan, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Plan, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that Merrill Lynch or any BHC Act Affiliate of Merrill Lynch becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Plan that may be exercised against Merrill Lynch are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Plan were governed by the laws of the United States or a state of the United States. For purposes of this paragraph, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2, 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14.	Officer & Director Equity Service

If a Seller is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have transaction information for open market transactions under the Plan forwarded to a designated third party.

14.1 The Sellers authorize Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

Name: Julia Brncic	Name:
Title: General Counsel	Title:
Organization: EverQuote, Inc.	Organization:
e-mail: julia.brncic@everquote.com	e-mail:
Tel: 617-229-7009	Tel:

14.2 The Sellers understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the open of business on the first trading day following the purchase or sale.

14.3 The Sellers acknowledge that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

14.4 If any of the above contact information changes, or a Seller would like to terminate this authorization, a Seller will promptly notify Merrill Lynch in writing, the Sellers further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to the Sellers’ designated representative(s) listed above.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

15.	Representations, Warranties and Covenants of Merrill Lynch

15.1 It has implemented reasonable policies and procedures to ensure that any employee of Merrill Lynch who has influence over investment decisions under the Plan, including, but not limited to, how, when or whether to effect a sale, will not sell Shares under this Plan when such person is aware of material nonpublic information with respect to the Issuer or any of its securities.

15.2 No sales will be made under the Plan by any person at Merrill Lynch who has influence over investment decisions under the Plan, including, but not limited to, how, when or whether to effect a sale, and is aware of material nonpublic information with respect to the Issuer or any of its securities.

15.3 Merrill Lynch will maintain the confidentiality of this Plan and will not disclose the specific terms of this Plan to any person or entity, except: (i) to employees, affiliates, contractors, attorneys, auditors, agents and other advisors of Merrill Lynch who have a legitimate business need to know such information, (ii) to any governmental agency or authority having jurisdiction over Merrill Lynch or any self-regulatory organization of which it is a member, (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction, (iv) or as otherwise required under this Plan.

16.	Acknowledgment and Interpretation

16.1 Merrill Lynch and the Sellers acknowledge and confirm that the Issuer is not a party to the Plan.

16.2 The Sellers agree that Issuer may disclose the existence, terms and conditions of this Plan as determined or advisable by Issuer.

17.	Notices

All notices given by the parties under the Plan will be as set forth in the Sales Instruction.

[Signature Page to Follow]

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

David Blundin, Individually

By:	/s/ David Blundin
Name:	David Blundin
Date:	6/14/2024

Recognition Capital, LLC

By:	/s/ David Blundin
Name:	David Blundin, Manager
Date:	6/14/2024

Link Ventures LLLP
By: Link Management LLC, its general partner

By:	/s/ David B. Blundin
Name:	David B. Blundin
Title:	Managing Member

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Acknowledged and Agreed this 14 day of June, 2024

By:	/s/ Paul Bowes
Name:	Paul Bowes
Title:	Market Supervision Manager

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Acknowledged and Agreed this 14 day of June, 2024

By:	/s/ Natascha King
Name:	Natascha King, MSM
Title:	Market Supervision Manager

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

Annex A – Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

1. The Issuer certifies that it has received a copy of, the Plan relating to the Shares.

2. The Plan is consistent with Issuer’s insider trading policies.

3. While the Plan is effective, Issuer agrees to provide notice as soon as practicable to Merrill Lynch in the event of a legal, regulatory or contractual restriction applicable to a Seller or a Seller’s affiliates, including without limitation, under Regulation M, that would prohibit any sale pursuant to the Plan (other than any such restriction relating to a Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities) (the notice merely stating that a restriction applies to a Seller without specifying the reasons for the restriction).

The notice shall be provided by facsimile or e-mail to Merrill Lynch as designated in the Sales Instruction. Such notice shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to a Seller. In any event, the Issuer shall not communicate any material nonpublic information about Issuer or its securities to Merrill Lynch with respect to the Plan.

4. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Plan, and in acknowledgment of Merrill Lynch’s agreement in Section 5 of the Plan that sales of Shares under the Plan will be effected in compliance with Rule 144, the Issuer agrees that it will, upon the receipt of the Broker’s Letter, Seller’s Letter and Form 144 (if applicable), promptly direct the transfer agent to deliver the Shares into an account at Merrill Lynch in the name of and for the benefit of a Seller without any legend or statement restricting its transferability to a buyer.

5. If the Plan covers options, Issuer acknowledges that Seller has authorized Merrill Lynch to serve as Seller’s agent and attorney-in-fact to exercise certain stock options to purchase the Shares from time to time pursuant to the Plan. Issuer agrees to accept, acknowledge and effect the exercise of such stock options by Merrill Lynch and the delivery of the underlying Shares to Merrill Lynch, free of any legend or statement restricting their transferability to a buyer. By signing below and upon delivery of funds representing the exercise price (plus any applicable taxes), the Issuer, for itself and its agents, acknowledges: (1) the security interest of Merrill Lynch in the underlying Shares and (2) that prior to delivery to Merrill Lynch, the Issuer holds the underlying Shares as bailee for Merrill Lynch.

Dated: June 14, 2024

By:	/s/ Julia Brncic
Julia Brncic, General Counsel

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

Due Diligence Questionnaire (completed by Julia Brncic, authorized Officer)

1.	The Issuer’s trading window opened/opens on 5.9.24 and closed/closes on 6.14.24.[1]

2.	To Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller as of the date of this representation that would prohibit Seller from entering into the Plan or affecting any sale of Shares pursuant to the Plan. ☒ Yes ☐ No

3.	Indicate by check mark whether Issuer is current with its SEC filings[2].	☒ Yes ☐ No

4.	Indicate by check mark whether the client is subject to Rule 144.	☒ Yes ☐ No

5.	Are there any other persons or entities that Seller must aggregate sales with for the purposes of Rule 144(e)? List if any: • •	☐ Yes ☒ No

5.	Indicate by check mark whether the client is subject to Section 16. A. If YES: are there any 16(b) issues relating to the client	☒ Yes ☐ No

	(matching purchases and sales or swaps within 6 months)?	☐ Yes ☒ No

6.	Are there any lockups in place that may affect the Plan from proceeding as indicated in the sales schedule? A. If YES, please provide details:	☐ Yes ☒ No

Details:

7.	Indicate by check mark whether the securities proposed to be sold under Plan are or will be salable per scheduled start dates.[3]

☒ Yes, shares/options are registered and have vested or will have vested on or before sales schedule start date(s), or unregistered shares have met or will have met Rule 144 holding period on or before sales schedule start date(s) and there are no other restrictions on the shares.

☐ No (If No: Merrill Lynch shall re-address sales schedule with client)

[1]	Represents standard window under the Company’s Insider Trading policy but is subject to all terms in the Insider Trading Policy.
[2]

Issuer filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports). Issuer has been subject to such filing requirements for the past 90 days. Issuer has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

[3]	Merrill Lynch shall attach proposed Plan so that Issuer may confirm underlying share salability.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

SEC Rule 10b5-1 Sales Instruction – Annex

David Blundin

Sell Shares pursuant to the following table:

Order	Start Date	End Date	Quantity	Limit Price
1	*	12/5/2025	89,177 less the amount of shares sold from Parameter 8 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$26.80
2	*	12/5/2025	89,177 less the amount of shares sold from Parameter 9 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$28.40
3	*	12/5/2025	89,173 less the amount of shares sold from Parameter 10 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$30.00

No trading will occur until after the later of: (1) 90 days following plan adoption or modification; (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification), or (3) the trading day after the completion of all sales under the Seller’s 10b5-1 plan adopted on September 5, 2023.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

SEC Rule 10b5-1 Sales Instruction - Annex Recognition Capital, LLC

Sell Shares pursuant to the following table:

Order	Start Date	End Date	Quantity	Limit Price
1	*	12/5/2025	100,402 less the amount of shares sold from Parameter 8 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$26.80
2	*	12/5/2025	100,402 less the amount of shares sold from Parameter 9 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$28.40
3	*	12/5/2025	100,398 less the amount of shares sold from Parameter 10 pursuant to the Seller’s 10b5-1 plan (adopted September 5, 2023) from 12/6/2023 through 12/6/2024	$30.00

No trading will occur until after the later of: (1) 90 days following plan adoption or modification; (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification), or (3) the trading day after the completion of all sales under the Seller’s 10b5-1 plan adopted on September 5, 2023.

Issuer Name:	EverQuote, Inc.
Client Name:	David Blundin, Recognition Capital, LLC & Link Ventures LLLP
Symbol:	EVER

SEC Rule 10b5-1 Sales Instruction – Annex

Link Ventures LLLP

Sell Shares pursuant to the following table:

Order	Start Date	End Date	Quantity	Limit Price
1	*	12/5/2025	10,422 less the amount of shares sold from Parameter 8 pursuant to the Seller’s current 10b5-1 plan (adopted September 6, 2023) from 12/6/2023 through 12/6/2024	$26.80
2	*	12/5/2025	10,422 less the amount of shares sold from Parameter 9 pursuant to the Seller’s current 10b5-1 plan (adopted September 6, 2023) from 12/6/2023 through 12/6/2024	$28.40
3	*	12/5/2025	10,420 less the amount of shares sold from Parameter 10 pursuant to the Seller’s current 10b5-1 plan (adopted September 6, 2023) from 12/6/2023 through 12/6/2024	$30.00
4	*	12/5/2025	100,000	$30.00
5	*	12/5/2025	100,000	$31.50
6	*	12/5/2025	100,000	$33.15
7	*	12/5/2025	100,000	$34.65
8	*	12/5/2025	100,000	$36.15
9	*	12/5/2025	100,000	$37.80
10	*	12/5/2025	100,000	$39.45
11	*	12/5/2025	100,000	$41.15
12	*	12/5/2025	100,000	$42.85
13	*	12/5/2025	100,000	$44.50
14	*	12/5/2025	100,000	$46.00
15	*	12/5/2025	100,000	$47.50
16	*	12/5/2025	100,000	$49.15
17	*	12/5/2025	100,000	$50.65
18	*	12/5/2025	100,000	$52.15
19	*	12/5/2025	100,000	$53.80
20	*	12/5/2025	100,000	$55.50
21	*	12/5/2025	100,000	$57.00
22	*	12/5/2025	100,000	$58.50
23	*	12/5/2025	100,000	$60.00

No trading will occur until after the later of: (1) 90 days following plan adoption or modification; (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) or (3) the trading day after the completion of all sales under the Seller’s 10b5-1 plan adopted on September 5, 2023.